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                                 EXHIBIT 10.5

                    Description of 1996 Executive Bonus Plan


Annual Incentive Plan (Bonus)

  The Company's annual incentive plan is a bonus plan designed to provide performance-based compensation awards to executives for achievement during the past year. For executive officers, annual incentive awards are a function of individual performance and consolidated corporate results. Business unit performance is also a component of the annual incentive plan for those involved in line operations below the executive officer level. All participants are subject to a discretionary adjustment, either positive or negative, based on individual performance. The specified qualitative and quantitative criteria employed by the Committee in determining annual incentive awards vary individually and from year to year. These criteria, or targets, are established as a means of measuring executive performance. The corporate target for 1996 was an equally weighted earnings per share and cash flow target established by this Committee of the Board of Directors as an incentive to improve the financial performance of the firm and thus improve long-term stock performance. Performance objectives and associated payouts were established at the beginning of the year. The objectives are identified as threshold, standard and premier targets with standard performance yielding payouts at the median level competitively. Actual 1996 corporate performance was below the threshold level and, accordingly, there was no bonus payout, either for Mr. Bittner or for the other executives.